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OPERATING AND SERVICES AGREEMENT

        THIS OPERATING AND SERVICES AGREEMENT (hereinafter, together with any schedules, appendices or exhibits hereto (collectively the “Schedules”), the “Agreement”), made as of this 1st day of December 2000, by and between Riggs Bank N.A., a national bank (“Riggs”), and RCP Investments, L.P. (“Management Company”).

RECITALS

A.	Management Company has entered into an Investment and Management Agreement of even date herewith pursuant to which Management Company has agreed to provide investment and management services to Riggs Capital Partners, LLC (the "Fund");

B.	Riggs and Management Company wish to enter into arrangements for the provision of certain services (including the provision by Riggs of certain employees and other resources to enable Management Company to provide certain investment and management services to the Fund), and for the payment of equitable compensation for services provided;

C.	Riggs and Management Company wish to memorialize the terms and conditions of their relationship, and related operating procedures, in a written agreement; and

        NOW, THEREFORE Riggs and Management Company, in consideration of the foregoing and the covenants and agreements hereinafter set forth, do hereby agree as follows:

ARTICLE I: Services

        1.01. Description of Riggs Services. Riggs shall perform and make available various services for Management Company ("Riggs Services"), as set forth in Schedule 1 attached.

        1.02. Description of Management Company Services. Management Company shall perform and make available various services for Riggs ("Management Company Services"), as set forth in Schedule 2 attached.

ARTICLE II: Administration of Services

        2.01. Pricing of Services. In consideration for providing Riggs Services or Management Company Services (“Services”), Riggs and Management Company agree to pay to the other the amounts set forth in Schedule 1 for Riggs Services and the amounts set forth in Schedule 2 for Management Company Services.

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        Prior to the beginning of each calendar year, Riggs and Management Company will determine the Services to be provided and paid for by each of the parties and will revise Schedules 1 and 2 for the ensuing year. The Riggs Finance Department will be responsible for preparing estimates of the annual charges for these Services that are designed to compensate the provider on an arms’ length basis. The charges for the Services will be prepared based upon the budgeted costs associated with these Services. The estimates will be calculated based upon the cost allocation methods adopted by Riggs for internal cost transfers.

        Additionally, Services may be provided by either party from time to time that are not part of the pre-determined, annual charges. Payments for these services will be determined by the Riggs Finance Department based upon the hourly billing rate of the service provider and charged to the recipient of the services on a monthly basis.

        2.02. Monthly Estimated Payment. The estimated costs for the Services rendered by each party shall be paid within five (5) business days prior to the end of each calendar month (the “Monthly Estimate”), based upon a bill for services received.

        2.03. Adjustments.In the event of a significant change in the Services provided or the cost thereof during a calendar year, the Monthly Estimate will be reassessed and appropriate revisions will be made to the accruals for the balance of the year. It will be the shared responsibility of Riggs and the Management Company to advise the Riggs Finance Department of any changes in the composition or level of Services provided during the year. Additionally, it will be the responsibility of the Riggs Finance Department to determine any material changes in cost allocations related to the Services provided by either party during the course of the year.

        2.04. Expenses. All out-of-pocket expenses and disbursements, including travel, meals and entertainment charges and similar expense items, incurred by a party in the performance of Services for the other party shall be reimbursed and paid directly by that other party.

ARTICLE III: Records, Operations; Confidentiality

        3.01. Books and Records. Each party shall allow the other party to examine and make copies of such books, records, documents, information, and data, relating to all Services. Each party shall safeguard and maintain such books, records, documents, information and data with the same degree of care with which it safeguards and maintains its own books, records, documents, information and data.

        3.02. Confidentiality. Each party agrees to maintain the confidentiality of all financial, business, client, trade or other proprietary information (“Information”) provided to it by the other party. Each party agrees that no Information obtained from the other party will be disclosed to any other person without the prior written consent of that other party; provided, however, that any such information may be disclosed, upon reasonable prior notice to the other party, (i) pursuant to a final and enforceable judicial or administrative subpoena or other compulsory legal process, (ii) to any federal or state bank or securities regulatory authority with jurisdiction over the party in question to the extent required by law, or (iii) to a wholly-owned subsidiary of Riggs National Corporation to the extent permitted by law.

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ARTICLE IV: Miscellaneous

        4.01. Schedules. The Schedules shall be deemed incorporated into this Agreement and form a part thereof. The Schedules or any of them may be modified, amended, or superseded by succeeding Schedules, and additional Schedules may be added from time to time upon the mutual written consent of Riggs and Management Company.

        4.02. Effective Date. This Agreement shall become effective as of the date hereof. This Agreement shall remain in effect for a period of ten (10) years.

        4.03. Termination. This Agreement may be terminated by either party, upon sixty (60) days' prior written notice, for any material breach of this Agreement or in the event that Management Company for any reason terminates its operations.

        4.04. Binding Agreement. This Agreement shall be binding upon the parties hereto and their successors and assigns. Neither party hereto may transfer or assign any of its rights or obligations hereunder without the express written consent of the other party; provided, however, that either party may assign its rights and obligations under this Agreement to a wholly-owned subsidiary of Riggs National Corporation.

        4.05. Further Assurances. The parties hereto agree to do all things and take all actions as may be necessary or desirable to carry out the provisions of the Agreement.

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        4.06. Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia without regard to its conflicts of law provisions. Each of the parties irrevocably and unconditionally consents that any arbitration, suit, action or proceeding relating to or arising out of this Agreement shall be exclusively brought in a state or federal court sitting in the District of Columbia metropolitan area, and each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the laying of the venue in, or to the jurisdiction of, any and each of such courts for the purpose of any such suit, action, proceeding or judgment and further waives any claim that any such suit, action, proceeding or judgment has been brought in an inconvenient forum, and each party hereby submits to such jurisdiction. RIGGS AND MANAGEMENT COMPANY EXPRESSLY HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, COUNTERCLAIM OR PROCEEDING BASED UPON, OR RELATED TO, DIRECTLY OR INDIRECTLY, THE SUBJECT MATTER OF THIS AGREEMENT. THIS WAIVER APPLIES TO ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS AND PROCEEDINGS, INCLUDING PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives on the date first set forth above.

RIGGS BANK N.A.	RCP INVESTMENTS, L.P.
By:/s/ Steven T. Tamburo	By:/s/ JCB Jr.
Title:CFO	Title:General Partner

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SCHEDULE 1: Services Provided by Riggs

        1. Services Provided. As of December 1, 2000 the following Services are anticipated to be provided by Riggs to Management Company.

Item	Description	Allocation Basis
Salary Expense	All compensation paid by Riggs on behalf of employees directly and exclusively supporting the provision of investment and management services by Management Company to the Fund ("Management Company Employees").	Actual salary expense.
Benefits	All benefits available to Management Company Employees (i.e. medical, dental, 401K, pension, etc.)	Percentage of full-time salaries for all Management Company Employees.
Occupancy	Full service market rent (including utilities and operating costs) for square footage occupied by Management Company Employees.	Approximately 2,467 square feet on the 11th floor, 800 17thStreet.
Telephone Service & Equipment	Allocation of IBM servicing agreement for telephone line, equipment, voice mail and local service support for Management Company Employees.	$ charge per FTE.
Furniture & Equipment	Depreciation expense for furniture and equipment (including PCs) for Management Company Employees.	Actual depreciation from fixed asset system. New acquisitions will be charged directly; depreciation allocation will be amended accordingly.
PC/LAN Support	Allocation of IBM servicing agreement for PC support, LAN network and infrastructure support.	$ charge per PC. Moves, adds and changes will be charged on a direct basis.
Data Network	Allocation of IBM servicing agreement for Internet, E-mail and WAN connectivity.	$ charge per PC.

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Legal	Legal services provided by internal staff at the request of the Management Company.	Hourly rate x volume.
Finance	General ledger, cost accounting, accounts payable, fixed asset accounting, and general administrative support.	$ charge based on the number of G/L accounts.
Payroll	Monthly and year end payroll processing.	$ charge per FTE.
Purchasing	Purchase order processing and capital expenditure acquisition support.	$ charge per RC.
Human Resources	Compensation, benefit administration, employment, and training.	$ charge per FTE.
Audit	Annual audit.	Hourly rate x volume. Estimate: 175 hours per year 25 hrs @ Grade 56 150 hrs @ Grade 54
Compliance	Compliance advice, updates and monitoring.	Hourly rate x volume. Estimate: 6 hours per year
Treasury Operations	Funding, safekeeping, tracking/monitoring of investments and GL processing.	Transaction rate x number of transactions.
Analysis	Analytical and advisory support for potential investments.	Hourly rate x volume.
Corporate Aircraft	Usage of corporate aircraft.	Per terms of existing aircraft Time Sharing Agreement, or barring such agreement, market rate for first class travel.

        2. Effective Date and Term. This Schedule 1 shall be effective for the remainder of calendar year 2000 commencing December 1, 2000 and for calendar year 2001.

        3. Amendments, Modifications, etc. This Schedule shall remain in effect for the term indicated in Section 2 of this Schedule unless sooner modified in writing by the parties hereto as provided in Section 4.01 of the Agreement, in which case this Schedule shall cease to be effective as of the date it is modified.

RIGGS BANK N.A.	RCP INVESTMENTS, L.P.
By:/s/ Steven Tamburo	By:/s/ JCB Jr.
Title:CFO	Title:General Partner

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SCHEDULE 2: Services Provided by Management Company

        1. Services Provided. As of December 1, 2000, no Services are anticipated to be provided by Management Company to Riggs for the balance of calendar year 2000 or for calendar year 2001.

NOTE: The provision of Services by Management Company to Riggs will be evaluated and amended as necessary subsequent to the post-closing transition period.

        2. Effective Date and Term. This Schedule 2 shall be effective for the remainder of calendar year 2000 commencing December 1, 2000 and for calendar year 2001.

        3. Amendments, Modifications, etc. This Schedule shall remain in effect for the term indicated in Section 2 of this Schedule unless sooner modified in writing by the parties hereto as provided in Section 4.01 of the Agreement, in which case this Schedule shall cease to be effective as of the date it is modified.

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RIGGS BANK N.A.	RCP INVESTMENTS, L.P.
By:/s/ Steven Tamburo	By:/s/ JCB Jr.
Title:CFO	Title:General Partner

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